MGP INGREDIENTS REPORTS STRONG SECOND QUARTER 2015 RESULTS
Gross Profit doubles, Operating Income triples

ATCHISON, Kan., August 6, 2015 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the second quarter period ended June 30, 2015.
“We continue to be very pleased with our results through the first half of 2015 as we aggressively implement our strategic plan,” said Gus Griffin, president and CEO of MGP. “Our second quarter and year-to-date performance demonstrate continued progress in shifting our product mix and driving growth in our higher value products.”
Second Quarter 2015 Highlights (vs. second quarter 2014)

•	Net sales increased by $4.8 million or 5.9%.

•	Gross profit increased by $9.2 million to $17.5 million

•	Gross margin improved by 10.2 percentage points to 20.5%

•	Operating income increased by $6.4 million to $9.5 million

•	ICP joint venture contributed $3.2 million to pretax income, up from $2.3 million a year ago

•	Net income increased by 54% to $7.9 million

•	Effective tax rate increased to 36.9% from 1.7% for the quarter ended June 30, 2014 (which benefited from a full valuation allowance on tax loss carryforwards)

•	Earnings per share ("EPS") increased by $.16 to $.44.

For the first six months of 2015, net sales increased by 3.9% to $165.8 million. Gross profit improved by $15.8 million, to 18.7% of net sales. Operating income was $16.4 million, compared to $4.8 million in the same period a year ago. Net income grew by $3.1 million to $12.9 million, with EPS reaching $.72.

Distillery Products Segment -- Gross Profit Rises 115%
For the quarter, net sales for the Distillery Products segment increased 5.4% to $68.9 million. Gross profit rose to $13.6 million, or 19.8% of net sales, compared with $6.4 million, or 9.7% of net sales in the first quarter of 2014. The primary driver of the improvement in gross profit was improved product mix, as net sales of food grade alcohol, which includes beverage alcohol, grew 13.6%.
Griffin noted, “We continue to enjoy strong demand for our premium beverage alcohol products, particularly our whiskeys and non-GMO offerings. I am very pleased with the speed with which we have been able to refocus our investment and sales, marketing, and operations effort to meet this growing demand.”

Ingredient Solutions - Gross Profit Rises 99%
For the quarter, net sales for the Ingredients Solutions segment increased 8.1% to $16.4 million. Gross profit increased to $3.9 million, or 23.7% of net sales, compared with $1.9 million, or 12.8% of net sales in the second quarter of 2014. The primary driver of the improvement in gross profit was improved product mix, as net sales of specialty proteins and specialty starches grew a combined 12.7%.
Griffin added, “Our portfolio of specialty wheat proteins and starches is well positioned to benefit from long-term macro health trends, such as high fiber, high protein and non-GMO. Additionally, due to the avian influenza crisis, we are seeing strong interest in our egg white replacement solutions.”

Other
Corporate selling, general and administrative expenses were $8.0 million for the second quarter of 2015 compared to $5.2 million in the comparable 2014 period, primarily due to an increase in accruals for incentive compensation expenses, severance costs, and professional fees.
For the quarter, MGP received joint venture equity method investment earnings of $3.2 million from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. ICP’s results reflect decreasing volumes and pricing year over year as well as $4.1 million in insurance proceeds received this quarter, of which our portion was $1.2 million.

Conclusion
“We are making better than expected progress in implementing our new growth initiatives” said Griffin. “Our progress in focusing on our higher value products is evident in the exceptional gross profit growth in both our business segments. The just announced launch of our Limited Edition Metze’s Select Indiana Straight Bourbon Whiskey is an example of our progress in capturing a larger share of the value chain. We are aggressively implementing our Invest for Growth initiative, to ensure we are in position to support the growth of our industries, business segments and customers.” Griffin added, “Despite a significantly higher effective tax rate this year, our improved operating income results drove growth in net income and EPS. We are making great progress in realizing the potential of our business and we are encouraged by the outlook for the remainder of 2015.”

About MGP Ingredients, Inc.
MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this Quarterly Report on Form 10-Q regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the high volatility in our equity method investment's, ICP's, operating results, (ix) ICP's access to capital, (x) our limited influence over the ICP joint venture operating decisions, strategies or financial decisions (including investments, capital spending and distributions), (xi) our ability to source product from the ICP joint venture or unaffiliated third parties, (xii) our ability to maintain compliance with all applicable loan agreement covenants, (xiii) our ability to realize operating efficiencies, (xiv) actions of governments, (xv) consumer tastes and preferences, and (xvi) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-367-1480 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR TO DATE ENDED JUNE 30, 2015

Quarter Ended
Net income for the quarter ended June 30, 2014	$5,099
Improved by:
Increased gross profit from distillery products segment	7,285
Increased gross profit from ingredient solutions segment	1,935
Increased earnings from equity method investments	765
Other	159

Reduced by:
Increase in income tax expense	(4,513)
Increased selling, general, and administrative expenses	(2,859)
Net income for the quarter ended June 30, 2015	$7,871

Year to Date Ended
Net income for the year to date period ended June 30, 2014	$9,884
Improved by:
Increased gross profit from distillery products segment	12,759
Increased gross profit from ingredient solutions segment	3,048
Other	226

Reduced by:
Decreased earnings from equity method investments	(1,218)
Increase in income tax expense	(7,491)
Increased selling, general, and administrative expenses	(4,267)
Net income for the year to date period ended June 30, 2015	$12,941

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Sales	$92,071	$85,903	$176,935	$170,485
Less: excise taxes	6,717	5,336	11,168	10,922
Net sales	85,354	80,567	165,767	159,563
Cost of sales	67,826	72,259	134,851	144,454
Gross profit	17,528	8,308	30,916	15,109
Selling, general and administrative expenses	8,025	5,166	14,505	10,238
Loss on insurance recoveries	—	70	—	70
Income from operations	9,503	3,072	16,411	4,801
Interest expense, net	(129)	(218)	(260)	(416)
Equity method investment earnings	3,096	2,331	4,448	5,666
Income before income taxes	12,470	5,185	20,599	10,051
Provision for income taxes	4,599	86	7,658	167
Net income	7,871	5,099	12,941	9,884
Other comprehensive income, net of tax	330	500	258	325
Comprehensive income	$8,201	$5,599	$13,199	$10,209

Basic and diluted earnings per share	$0.44	$0.28	$0.72	$0.55
Dividends and dividend equivalents per common share	$—	$—	$0.06	$0.05

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2015	December 31, 2014	(Dollars in thousands)	June 30, 2015	December 31, 2014
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,361	$5,641	Current maturities of long-term debt	$2,484	$2,613
Receivables	36,753	32,672	Accounts payable	19,173	16,076
Inventory	45,017	34,441	Accounts payable to affiliate, net	4,321	3,333
Prepaid expenses	1,842	1,179	Accrued expenses	9,889	8,010
Deferred income taxes	6,093	7,924	Income taxes payable	469	—
Refundable income taxes	—	388	Other current liabilities	—	716
Total Current Assets	94,066	82,245	Total Current Liabilities	36,336	30,748
			Other Liabilities:
Property and equipment	206,362	198,176	Long-term debt, less current maturities	7,083	7,670
Less accumulated depreciation and amortization	(140,319)	(134,295)	Revolving credit facility	14	—
			Deferred credit	3,759	4,099
Net Property, Plant			Accrued retirement, health and life insurance benefits	4,259	4,420
and Equipment	66,043	63,881	Deferred income taxes	10,523	9,297
Equity method investments	16,865	12,373	Total Liabilities	61,974	56,234
Other noncurrent assets	2,001	2,100	Stockholders’ equity	117,001	104,365
TOTAL ASSETS	$178,975	$160,599	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$178,975	$160,599

Capital Structure
Net Investment in:			Financed By:
Working capital	$57,730	$51,497	Long-term debt*	$7,097	$7,670
Property, plant and equipment	66,043	63,881	Deferred liabilities	18,541	17,816
Other noncurrent assets	18,866	14,473	Stockholders’ equity	117,001	104,365
Total	$142,639	$129,851	Total	$142,639	$129,851

*Excludes short-term portion.  Short-term portion is included within working capital.